                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                     (in thousands except for share data)
                     ------------------------------------


                                                             FIRST QUARTER ENDED
                                                             -------------------
                                                             OCT. 30,   OCT. 31,
                                                               1994       1993
                                                             ---------  --------
Net income from continuing operations
  applicable to primary earnings per
  common share                                                 $ 1,370   $ 5,761

Add back interest and issue expense on
  convertible debentures and notes, net of tax adjustment        1,911     1,225
                                                               -------   -------

Adjusted income from continuing
  operations applicable to common
  stock on a fully diluted basis                                 3,281     6,986

Income from discontinued operations,
  net of taxes                                                     497       302
                                                               -------   -------

Net income applicable to fully diluted
  earnings per share                                           $ 3,778   $ 7,288
                                                               =======   =======

Average number of shares outstanding on
  a fully diluted basis:
    Shares used in calculating primary earnings per share       18,138    18,004
    Shares issuable on conversion of debentures and notes        8,230     2,674
                                                               -------   -------

Average number of shares outstanding on
  a fully diluted basis                                         26,368    20,678
                                                               =======   =======

Fully diluted net income per share from
  continuing operations                                        $  0.12   $  0.34

Income from discontinued operations,
  net of taxes                                                    0.02      0.01
                                                               -------   -------

Fully diluted net income per
  average common share                                         $  0.14   $  0.35
                                                               =======   =======


Note:

Fully diluted net income per average share is not presented in the Company's Consolidated Statements of Operations as the effect of the assumed conversion of the Company's convertible debentures and notes was anti-dilutive.


                                                                    EXHIBIT 11.2